Exhibit (99.1)


EASTMAN KODAK COMPANY

Media Contact:
David Lanzillo 585-781-5481        david.lanzillo@kodak.com


Kodak's Faraci Named President, Chief Operating Officer
James Langley, President of Graphic Communications Group, to Depart


ROCHESTER, N.Y., Sept. 24 - Eastman Kodak Company Chairman and Chief Executive Officer Antonio M. Perez announced that the board of directors has promoted Philip J. Faraci to the position of President and Chief Operating Officer, effective immediately.

  As President and COO, Faraci will be responsible for the day-to-day management of Kodak's two major digital businesses: the Consumer Digital Imaging Group (CDG) and the Graphic Communications Group (GCG). Faraci, 52, had been President of CDG and a Senior Vice President of the company.

  He assumes responsibility for GCG from James T. Langley, 57, who remains a Senior Vice President until his departure at the end of the year. Since the company is eliminating the position of president for both CDG and GCG, Langley will leave Kodak once he completes the transition of his responsibilities for GCG.

  Kodak's major traditional business, the Film Products Group (FPG), will continue to report to Perez under the leadership of Mary Jane Hellyar, President, FPG, and a Senior Vice President of the company.

  The changes are part of Kodak's larger effort to create an organization geared for sustained, profitable growth in digital markets. As Kodak nears the conclusion of its four-year restructuring effort, these moves position the company for the next phase of its transformation, during which it will build bigger digital businesses and continue the effective management of its traditional business.

  "This new structure will allow us to better capitalize on the opportunities before us," Perez said. "With a single leader for the digital businesses, we will be able to leverage our technology across product lines more effectively, while keeping independent business models and go-to-market strategies for both CDG and GCG. At the same time, it's important that we continue to pursue strategies that extend the strong cash generation of our FPG business. The new structure provides the necessary differentiated focus between our digital and our traditional businesses."

<PAGE 2>

  As Chairman and CEO, Perez continues to have the primary responsibility for setting the company's strategy, managing broad issues of corporate governance, and delivering the overall financial and operating performance of the company. Faraci, who joined Kodak in December 2004, will be responsible for the performance of the two businesses reporting to him as well as the operating activities of those units.

  "Phil has made enormous contributions to the progress of Kodak's digital transformation," Perez said. "He drove the recent introduction of our revolutionary consumer inkjet printers, improved the earnings of our digital capture business, and created a more profitable go-to-market model for our consumer digital business. The leadership that Phil has exhibited makes him well suited to take on additional responsibilities and to build on Jim's success. I am confident that these businesses will reach new heights under Phil's leadership."

  Langley, who joined Kodak in August 2003, led the series of acquisitions that resulted in what is now Kodak's Graphic Communications Group, a $3.6 billion business that offers the broadest portfolio of blended solutions in the industry.

  "Kodak's promising future reflects in large part the great business that Jim built for us," Perez said. "I cannot thank him enough for coming out of retirement to help establish Kodak as a leading participant in the graphic communications industry. Jim has completed the work he came to do, and the result is that the position of GCG president is no longer necessary in this new structure. I wish Jim all the best upon his return to his private life, and I thank him for all of his many contributions."

  The new management structure also positions the Film Products Group to continue making significant contributions to the success of Kodak well into the future.

  "FPG's performance has been exceptional, reflecting the strong leadership of Mary Jane Hellyar and her team," Perez said. "Kodak remains committed to the business and technology of film."

  Following these changes, the reporting structure of the company will be as follows:

  - Finance, Legal, the Chief Technical Office, Human Resources, the Global Diversity office, and the Chief Information Officer will report to Perez;

  - and Worldwide Information Systems, and all manufacturing and logistics activity of CDG and GCG will report to Faraci.

<PAGE 3>

  "I am honored to be given the responsibility of helping to lead Kodak through the next stage of its exciting future," Faraci said. "My work is made easier by Jim Langley's exceptional contributions to GCG and Mary Jane's continued excellence in managing our traditional business. Through their efforts and those of many others, Kodak is now participating in a number of digital markets that allow us to leverage our expertise in image science and materials science, built up over the decades by Kodak's great technologists. My mission is to make the most of the digital opportunity, and I know we will succeed by leveraging the assets of our consumer and commercial businesses."

  Today's announcement represents one of the final steps in the company's four-year long restructuring, which will conclude this year.

  "We will enter 2008 with the company that I came here to run," Perez said.

  "We now have in place the right management, the right structure, the right products and, most importantly, the right people for Kodak to generate sustained profits in digital markets. Together, we look forward to delivering on the promise of the Kodak brand for the benefit of our shareholders and employees."

                                    #